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PRESS RELEASE

FIRST SOUTHERN BANCSHARES, INC. PROVIDES GUIDANCE AS TO RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR ENDED DECEMBER 31, 2000 AND
ANNOUNCES THE DISCONTINUATION OF DIVIDENDS

FLORENCE, Ala.-- (BUSINESS WIRE)--Jan. 8, 2001--First Southern Bancshares, Inc. (Nasdaq:FSTH - news), the holding company for First Southern Bank, Florence, Alabama, today announced as a result of loan charge-offs and deterioration in the Bank's commercial loan portfolio, the Bank will incur significant provision expense for the fourth quarter of fiscal 2000. First Southern anticipates that this increase in provision expense will result in a net loss for the fourth quarter of fiscal 2000 and a net loss for fiscal 2000 in a material amount not yet determined. In addition, First Southern anticipates that the Bank's capital account and First Southern's consolidated capital account will be materially adversely affected as a result of the net loss for fiscal 2000. If capital is reduced below certain regulatory minimums, the bank regulatory agencies may impose certain restrictions upon First Southern's and the Bank's activities or require either First Southern or the Bank to take certain remedial actions.

As a result of the anticipated loss for fiscal 2000, First Southern will not declare a dividend for the quarter ended December 31, 2000. In addition, First Southern intends to discontinue its quarterly dividend for future quarters for the foreseeable future.

First Southern Bank is headquartered in Florence, Alabama, and operates through its executive/branch office in Florence and through five other full service branches located in Lauderdale and Colbert Counties, Alabama. The Bank's deposits are insured by the Federal Deposit Insurance Corporation.

Statements contained in this news release, which are not historical facts, are forward-looking statements, as the term in defined in the Private Securities Litigations Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

CONTACT:

      First Southern Bancshares Inc., Florence
      Charles L. Frederick Jr., 256/718-4215